EXHIBIT 5.2

March 11, 2008

EnCana Corporation

Dear Sirs:

RE:   EnCana Corporation

         Short Form Base Shelf Prospectus Dated March 11, 2008

Reference is made to the short form base shelf prospectus (the "Prospectus") forming part of the registration statement on Form F-9 (File No. 333-149370) filed by EnCana Corporation with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our firm name in the Prospectus under the headings "Description of Debt Securities - Enforceability of Judgments" and "Legal Matters" and to the reference to our advice under the heading "Description of Debt Securities -- Enforceability of Judgments."

Yours truly,

/s/ Macleod Dixon LLP